UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation.

Item 1: On October 1, 2026, the Garg Group issued the following press release:

Garg Group Confirms With Better Board in Board Meeting This Morning That They Intend to Honor Results of Vote

Pending Confirmation of Third Party Election Inspector, 5 Board Members Who Have Been Removed Agree to Step Down Expeditiously and Pave Way for New Chapter of Leadership at Better

NEW YORK--(BUSINESS WIRE)--Founder Vishal Garg today confirmed in a meeting of the Better Board of Directors attended by Garg and his counsel Michael Swartz of Quinn Emanuel, that the Board intends to expeditiously follow the wishes of shareholders and effectuate the actions contemplated by the Garg Group Consent, post confirmation from the Third Party Election Inspector hired by the Company.

The 5 Board members who have been deemed removed by the Garg Group Consent achieving over 50% of the votes, all agreed that they will neither put forth nor take any corporate action in the interim period.

Mr. Garg stated, “We are pleased that the Better board has agreed that shareholders have spoken with their votes, and that they intend to expeditiously action the wishes of the majority of shareholders pending the confirmation from the Inspector, which we believe will be received within 24 hours of the time the votes were delivered to the Inspector which was at 2:11pm yesterday by the Garg Group.”

Further details of the Garg Group’s plans upon the removal of the 5 directors can be found on www.betrvote.com

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Item 2: Also on October 1, 2026, the Garg Group posted materials to social media, copies of which are attached hereto as Exhibit 1 and incorporated herein by reference.